Exhibit 99.1

(BELL INDUSTRIES, INC. LETTERHEAD)

CONTACT:

Bell Industries, Inc.
Tracy A. Edwards/Russell A. Doll
310-563-2355

PondelWilkinson MS & L
Roger S. Pondel/E.E. Wang
310-207-9300

FOR IMMEDIATE RELEASE

BELL INDUSTRIES RE-ELECTS BOARD OF DIRECTORS,
EXTENDS SHAREHOLDERS’ RIGHTS PLAN

      El Segundo, California, May 30, 2001 –Bell Industries, Inc. (AMEX:BI) announced that all incumbent directors were re-elected at its annual shareholders’ meeting, conducted today in Indianapolis. The company also said it has extended its shareholders’ rights plan to May 31, 2003. The plan was due to expire May 31, 2001.

      In view of the company’s current repositioning efforts, the plan was extended to assist the board in assuring that all Bell shareholders would receive fair and equal treatment in the event of partial tender offers, open market accumulations, or other potentially abusive tactics. The plan has no dilutive effect, will not affect reported earnings per share, is not taxable to Bell or its shareholders, and will not change the way in which Bell shares are traded.

      Bell’s primary business, Bell Tech.logix, is a multi-regional provider of integrated computer technology solutions for middle market organizations. Bell also distributes aftermarket parts and accessories to the recreational vehicle market and manufactures specialized products for the computer and electronics industry.

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